UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                    ________

                                    FORM SD

                      SPECIALIZED DISCLOSURE REPORT


                             UNISYS CORPORATION
_________________________________________________________________________
            (Exact Name of Registrant as Specified in its Charter)


Delaware                          1-8729                    38-0387840
_________________________________________________________________________
(State or Other          (Commission File Number)         (IRS Employer
Jurisdiction of                                       Identification No.)
Incorporation)


                         801 Lakeview Drive, Suite 100
                         Blue Bell, Pennsylvania  19422
_________________________________________________________________________
              (Address of Principal Executive Offices)  (Zip Code)

Gerald P. Kenney: (215) 986-4205
_________________________________________________________________________
(Name and telephone number, including area code, of the person to contact in connection with this report)


Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:


\x\ Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2015.

SECTION 1 - CONFLICT MINERALS DISCLOSURE

ITEM 1.01 CONFLICT MINERALS DISCLOSURE AND REPORT

This Form SD of Unisys Corporation (the "Company") is filed pursuant to Rule 13p-1 under the Securities Exchange Act of 1934, as amended, for the reporting period from January 1 through December 31, 2015.

A copy of the Company's Conflict Minerals Report is provided as Exhibit
1.01 to this Form SD and is also available at the Company's website at www.unisys.com under "About Unisys" in "Social Responsibility - Conflict Minerals".

ITEM 1.02 EXHIBIT

The Company's Conflict Minerals report is filed as Exhibit 1.01 to this Form SD.

SECTION 2 - EXHIBITS

Exhibit 1.01 - Conflict Minerals Report as required by Items 1.01 and
1.02 of this Form.

                                   SIGNATURE
                                   ---------


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

                                            UNISYS CORPORATION


Date: May 31, 2016                          By: /s/ Gerald P. Kenney
                                                --------------------
                                                Gerald P. Kenney
                                                Senior Vice President
                                                General Counsel and
                                                Secretary